EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Long Term Incentive Plan of Columbus McKinnon Corporation, of our reports dated June 1, 2006, with respect to the consolidated financial statements and schedule of Columbus McKinnon Corporation included in its Annual Report (Form 10-K/A) for the year ended March 31, 2006, Columbus McKinnon Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Columbus McKinnon Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

September 7, 2006